Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 22, 2023, relating to the financial statements and financial highlights of Destra Flaherty & Crumrine Preferred and Income Fund and Destra Granahan Small Cap Advantage Fund, each a series of Destra Investment Trust, for the year ended September 30, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Disclosure of Portfolio Holdings” and “Other Service Providers” in the Statements of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

January 26, 2024